CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 24, 2024, relating to the financial statements and financial highlights of Kovitz Core Equity ETF, a series of Valued Advisers Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 28, 2025

Exh (j)(9) - 1